CINCINNATI  FINANCIAL  CORPORATION

Investor Contact: Heather J. Wietzel

513-870-2768

CINF-IR@cinfin.com

Media Contact: Joan O. Shevchik

513-603-5323

Media_Inquiries@cinfin.com

Cincinnati Financial Corporation Declares Regular Quarterly Cash Dividend

CINCINNATI, May 23, 2008 -- Cincinnati Financial Corporation (Nasdaq: CINF) today announced that the executive committee of its board of directors has declared a 39 cents per share regular quarterly cash dividend payable July 15, 2008, to shareholders of record on June 20, 2008.

The current dividend level reflects the 9.9 percent increase in the quarterly dividend rate declared in February, setting the stage for 2008 to become the 48th year of consecutive increases in the indicated annual cash dividend.

Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU commented, “Our board of directors believes we have the operating strength to maintain our outstanding dividend record. We plan to increase shareholder value over the long term by continuing to focus on strong agency relationships, front-line underwriting, quality claims service, solid policy reserves and total return investing.”

Cincinnati Financial Corporation offers property and casualty insurance, our main business, through our three standard market companies, The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Specialty Underwriters Insurance Company provides excess and surplus lines property and casualty insurance. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CSU Producer Resources Inc., is our excess and surplus lines brokerage, serving the same local independent agencies that offer our standard market policies. CFC Investment Company offers commercial leasing and financial services. CinFin Capital Management Company provides asset management services to institutions, corporations and nonprofit organizations. For additional information about the company, please visit www.cinfin.com.

Mailing Address:

Street Address:

P.O. Box 145496

6200 South Gilmore Road

Cincinnati, Ohio 45250-5496

Fairfield, Ohio 45014-5141

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